Exhibit 99.2

Second Quarter 2004 Conference Call

Statement of Jim Hartman, Chairman & CEO

Enpath Medical, Inc.

July 20, 2004

Welcome to the Enpath Medical second quarter, 2004 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2003 Annual Report on Form 10-K filed in March 2004, for a listing of some of the factors that could cause results to differ materially.

This is our second full quarter as Enpath Medical and as the merged business of the former Medamicus, Inc. and BIOMEC Cardiovascular, Inc. that occurred on October 23, 2003.  Joining me on the call today is Mark Kraus, who has served as the head of our current business operations since 1999 and Chief Operating Officer since 2001, and is now president of our Delivery Systems business unit.  Jim Mellor, acting President of the Lead Technologies Division and also Sr. VP of Sales and Marketing will not be joining us today due to a prior customer commitment.

During my remarks today I will highlight certain aspects of our second quarter financial results that were not covered in our press release issued this morning including our rationale for the one-time write-down of our safety needle investment.  I will then provide our outlook and guidance for the upcoming quarter and remainder of the year.  At the conclusion of my remarks, Mark and I will be available to answer questions.

I want to preface my comments on our second quarter results by calling attention to the fact that we have combined the results of our newly acquired business with those of our existing business beginning October 23, 2003.  Our second quarter results comparisons reflect both Divisions in 2004 but only the Delivery Systems business in 2003.  As I refer to our two businesses, I will use the name Delivery Systems Division or Delivery group or business to indicate the former Medamicus and the Lead Technologies Division or Leads group or business to refer to the BIOMEC Cardiovascular organization.

Second quarter revenues were $7.3 million, compared to $4.3 million in the second quarter of 2003, a 68% increase.  Sales at the Delivery Systems Division increased approximately $613,000 to nearly $5.0 million in the second quarter, or just over 14%, when compared to the previous year.  This was the largest sales quarter in the Division’s history.  Sales of our core introducer product line increased 21% from $3.4 million to $4.1 million, reflecting growth in sales from several of our largest customers plus the launch of the FlowGuard valved introducer.

Year-to-date sales at the Delivery Systems Division totaled $9.8 million, a 9% increase over 2003.  Sales of introducer products totaled $7.9 million, a 13% increase over 2003, while our remaining product categories were similar or slightly down compared to 2003.

We expect to see increased orders for the FlowGuard introducer and advanced delivery systems in the third quarter.  Physician feedback on FlowGuard has been extremely positive due to its attributes of safety and ease of use.  We are confident this product will continue to gain market share for the placement of dialysis catheters.  We will also be launching the smaller FlowGuard sizes into the port and pacing markets.  Additionally, one of our advanced delivery customers is commencing a substantial clinical trial starting in the third quarter and we will be furnishing product for that effort.

Sales at our Lead Technologies Division declined during the quarter from $2.6 million last year to $2.3 million.  Keep in mind the $2.6 million of revenue from 2003 is not reflected in our comparative numbers presented in our press release.  As we discussed in our first quarter press release, the Division’s largest customer informed us early in the first quarter that they would be reducing their orders for the next several quarters while they adjusted an inventory overstock situation.  We expect orders from the customer to start returning to normal run rates in the fourth quarter.  Additionally, we discontinued several contract manufacturing projects at year-end plus one project in May of this year because they did not meet our gross margin targets and were not consistent with the core focus of our business.  Discontinuing those projects has created space that we have used to expand our clean room in preparation for the launch of the Myopore steroid epicardial lead and Fastac Flex delivery tool.

Year-to-date sales at the Leads Division totaled $4.8 million, a 6% increase over sales of 2003.  We are pleased that sales of higher margin proprietary products now make up 45% of the Division’s total sales compared to just 35% a year ago.

Second quarter gross margins on a consolidated basis were 37.6% compared to 42.0% a year ago for Medamicus alone, now the Delivery Systems Division.  Gross margins for the Delivery Systems Division were essentially flat with those of a year ago at 42.1%.  This result was below our expectations resulting from some aging production tooling that was rebuilt during the quarter and a raw material failure that resulted in unexpected rework.  After resolving these issues, margins in June rebounded to over 47%.

At our Leads Division gross margins increased from 21% in the first quarter to 28% this quarter.  We adjusted our staffing levels to a better balance related to the work load and as previously stated we increased the proportion of sales that were higher margin proprietary products.

Our research and development expenditures, consistent with previous guidance, increased nearly three-fold to over $1.1 million in the quarter compared to $383,000 for the same quarter last year when we had just the one division.  As a percentage of sales, R & D was 15.6%, substantially higher than our business model of 10%.  Year-to-date R & D expenditures were $2.2 million or 15% of sales compared to $741,000, or 8% of sales last year.  These increased expenditures were planned and are vitally important initiatives toward the future success of our company.  The most important and most costly work relates to our epicardial steroid lead and epicardial lead delivery tool.  The epicardial steroid lead requires the more vigorous FDA approval cycle and we are on schedule to complete that program in early 2005.  We are also conducting significant R & D work on steerable introducers for our own family of fixed curve and steerable devices that we intend to submit for FDA approval, as well as continuing our work with other medical device companies providing our delivery system for their particular proprietary therapy.

Selling, general and administrative expenses were 19.5% of sales for the quarter, substantially more than the 15-16% of sales we anticipated in our previously provided guidance.  In part this was due to our decision to increase our participation in several additional physician based trade shows in both the US and in Europe where we believe we have the opportunity to gain market share.  Expenditures were also higher than anticipated related to the costs of the redesign of our web site and literature to incorporate our new name and brand image.  Most of these activities are now completed.  Documentation and testing requirements related to Sarbanes-Oxley Section 404 compliance continue to exceed our estimates and will have a negative impact on our expenses for the next several quarters.

We recorded a one-time impairment adjustment of our investment in our safety needle license arrangement as well as in the value of our automated safety needle assembly equipment.  We engaged a professional valuation firm to assess our future estimated cash flow and equipment salvage value and their estimate was that the combined assets had a value of $315,000.  Therefore we reduced the net book value of the combined assets from $3.1 million down to $315,000.  The impairment adjustment, after reflecting a tax benefit of $900,000, reduced net income for the quarter by $.33 per share.

We came to this difficult decision after discussions with our two major safety needle customers during the quarter.  We launched the safety needle in all Medtronic kits for US distribution last year.  The initial launch strategy was to place a safety needle in all kits for US distribution and after some time period when all customers were exposed to the safety needle, we would then offer an option of kits with and without needles.  Since then sales of kits with safety needles have dropped precipitously.  Cook launched our needle in February with a substantial inventory.  To date Cook has experienced only modest sales and has indicated that physicians have been generally apathetic toward using safety needles.  We remain cautiously optimistic that the Federal mandate requiring the use of safety needles in all health care related procedures will result in a future favorable revenue stream for our safety needle as we originally expected, but the market’s slow adoption rate no longer justifies the level of investment we have in safety needle intellectual property and equipment.

Our cash situation is sound and we have positive cash flow from operations.  The write-down of our safety needle investment is a non-cash charge to expenses.  We have a modest amount borrowed on our $3 million line of credit.

We have a number of new products that will begin to enter the market in the second half of the year and into 2005.  Achievement of our revenue growth goals and meeting the objectives set forth in our guidance today are largely dependent upon reaching the following key milestones:

1.     We expect to receive European regulatory approval to commence sales of our anti-inflammatory steroid epicardial lead in the fourth quarter and FDA marketing approval by the end of the year for US release in the first quarter of 2005.

2.     Our new Fastac Flex epicardial lead placement tool should be on the market in the US early in the fourth quarter and in Europe by the end of the year.  We were very pleased with the reaction of physicians to both the lead and especially the delivery tool at the Heart Rhythm show in San Francisco in May and the CardioStim trade show in June in Nice, France.  Physician interest will drive acceptance of these devices and our early indications are that the products will be quickly adopted.

3.     The smaller sizes of the FlowGuard valved introducer will be on the market in the third quarter.  This version of the product is appropriate for pacing and port procedures, a market in which we have a strong presence.  We expect several of our existing customers to begin offering the product as an alternative to our current introducer.  If successful the incremental price increase will improve sales and margins.  Our launch of the larger sized FlowGuard product has been well received and today, all of the major marketers of dialysis catheters have placed orders for the FlowGuard product.

4.     One of our advanced delivery customers will be commencing a critical clinical study and we will be providing product for this important event.  While this shipment does not represent significant dollars, if the study has a successful outcome, the opportunity in 2005 to begin shipping production units for this project would have a favorable impact on our sales.

5.     The Heart Rhythm and CardioStim trade shows reinforced our belief that an FDA marketing approval of our own proprietary line of steerable advanced delivery introducer systems would fill an immediate need in the market for a number of clinical applications.  We expect to have that product line in the market in the first quarter of 2005.

Within that framework, let me provide some guidance for the remainder of 2004.  With the expected reduction in safety needle revenue for the remainder of the year and the reduction in orders from our largest Leads customer continuing until the fourth quarter, we now anticipate our 2004 revenues will increase approximately 60-65% over 2003 reported revenues.  I expect third quarter sales to increase approximately 3-5% over the second quarter due primarily to increased sales of FlowGuard.  In the fourth quarter, if we meet the milestones set out above, sales of our steroid lead outside the US and our delivery tool in the US should cause a double digit gain in sales compared to the third quarter.

We expect gross margins for the remainder of the year to increase to a range between 42 and 44% compared with 37.5% in the second quarter.  Increasing volume and the elimination of the monthly amortization on much of our safety needle investment will have a positive impact on gross margins going forward.  We expect research and development expenditures to exceed 15% of sales in the third quarter and decline in the fourth quarter to a 12-13% range.  I believe the major name change costs and large show expenditures are behind us and therefore selling, general and administrative costs should range from 17 to 18% of sales in the third quarter and then to the more traditional 15-16% of sales in the fourth quarter.  In summary, while we will be extremely busy bringing our various development projects towards completion, we do expect an improvement in sales, gross margins and a reduction in SG&A expenses in the third quarter which should result in a favorable bottom line improvement.

We are steadily tackling the various integration issues that putting two companies together always entails.  That said, we are making steady progress toward achieving our vision for our new company to be the leading innovator and provider of delivery systems and specialty stimulation leads to the medical device community.  We are developing relationships with an impressive cast of key opinion leaders in the physician community, as a result our new product pipeline is robust and growing, we have the highest commitment to unparalleled customer service delivering quality products on time, and, most importantly, we have a highly dedicated and motivated group of employees that is committed to building a very special and very successful organization.

Thank you for listening today.  Mark and I will answer any questions you may have.